                                                                    EXHIBIT 2.2

                         AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger, dated for reference the 24th day of September, 1996, is entered into by and among Advanced Golf Systems, Inc., a California corporation ("AGS"), Carbite Golf Inc., a corporation organized under the laws of the Province of British Columbia, Canada ("CGI"), and AGS Acquisition Corp., a California corporation (the "Company"), all of the issued
                                             ---
and outstanding stock of which is owned by CGI.

     For and in consideration of the mutual covenants and undertakings set forth herein, the parties hereby agree as follows:

                                   ARTICLE 1.
                                   THE MERGER

1.1       The Merger.
          ----------

     (a) Subject to the provisions of this Agreement, at the Effective Time (as defined in Section 1.1(b)), AGS shall be merged with and into the Company (the "Merger") in accordance with the California General Corporation law (the "CGCL"), whereupon the separate existence of AGS shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation"). The Merger is, and the transactions contemplated by this Agreement are, sometimes referred to herein as the "Acquisition".

     (b) As soon as practicable after satisfaction or, to the extent provided hereunder, waiver of all conditions to the Merger, the Company and AGS shall deliver to the Secretary of State of California, for filing, a Certificate of Merger together with all other filings or recordings required by the CGCL in connection with the Merger. The Merger shall be consummated, the closing of the Acquisition (the "Closing") shall occur, and the Merger shall become effective at such time as the Certificate of Merger is duly filed with the California Secretary of State, or at such later time as is specifically set forth in the Certificate of Merger (the "Effective Time"). The date on which the Closing takes place is sometimes hereinafter referred to as the "Closing Date". The Closing shall take place at the offices of Carbite Inc., Suite 110, 6370 Nancy Ridge Drive, San Diego, CA, 92121, or at such other place or such other time as the parties shall mutually agree.

     (c) From and after the Effective Time, the Surviving Corporation shall possess all of the rights, privileges, powers and franchises, and shall be subject to all of the restrictions, liabilities and duties of the Company and of AGS, all as provided under the CGCL.

1.2       Conversion of Shares.  Upon the Effective Time:
          --------------------

     (a) The 3,956,000 common shares of AGS issued and outstanding as of the Effective Time shall be converted into the right to receive and shall become 700,000 units of CGI, the parent corporation of the Surviving Corporation, each such unit (the "CGI Unit") consisting of one common share of CGI, and one non-transferable warrant entitling the holder to purchase one additional common share of CGI for $1.50 (Canadian) for a period expiring on the second anniversary of the Closing.

     (b) The conversion of AGS shares into CGI Units shall be as calculated in the attached Schedule "A".

     (c) The full names and addresses of the shareholders of AGS are as set out in the attached Schedule "B".

     (d) The conversion shall be deemed effected without any action on the part of the holders thereof. Commencing at the Effective Time, however, each holder of an outstanding certificate or certificates theretofore representing shares of common stock of AGS may surrender the same to CGI, and such holder shall thereupon be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of CGI Units into which the shares of common stock of AGS theretofore represented by the certificate or certificates so surrendered shall have been converted (subject to the resale restrictions and legending as hereinafter described). Although, prior to surrender, each outstanding certificate representing issued and outstanding common stock of AGS shall be deemed for all purposes, except the payment of dividends, to evidence ownership of the number of shares of CGI Units into which the shares of common stock of AGS have been so converted, no actual dividends or other distributions shall be paid to any holders of record of common stock of CGI, after the Effective Time, who have not surrendered their AGS share certificates for transfer. Upon surrender and exchange, however, all previously withheld dividends and distributions, without interest, shall be paid to such holders.

     (e)  Dissenting AGS Shareholders.  AGS shall give CGI prompt notice of any
          ---------------------------
          demands for the purchase of shares of AGS shares for cash. If any holder of shares of AGS shares demands that AGS purchase such shares for cash in connection with the Merger pursuant to the provisions of
          Section 1300 of the CGCL, but such holder withdraws his or her demand for such purchase (and AGS consents to such withdrawal) or becomes ineligible to require such purchase, such shares of AGS shares shall be converted into, and such holder shall be deemed the record owner of, shares of CGI Common Stock and CGI Warrants determined in accordance with Section 1.2 of this Agreement

     (f)  Plan of Reorganization.  The parties agree that this Agreement shall
          ----------------------
          constitute a Plan of Reorganization for purposes of Section 368 of the Internal Revenue Code.

                                   ARTICLE 2.
                           THE SURVIVING CORPORATION

2.1       Articles of Incorporation.  The Articles of Incorporation of the
          -------------------------
Company, as amended at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until further amended in accordance with applicable law.

2.2       Bylaws.  The Bylaws of the Company, as amended at the Effective Time,
          ------
shall be the Bylaws of the Surviving Corporation until further amended in accordance with applicable law.

                                   ARTICLE 3.
                     REPRESENTATIONS AND WARRANTIES OF AGS

          AGS represents and warrants to CGI and the Company that:

3.1       Organization and Existence.  AGS is a corporation duly incorporated on
          --------------------------
January 6, 1993, and validly existing and in good standing under the laws of the State of California. AGS has full corporate power and authority to own and lease the properties and assets it now owns and leases and to carry on its business as and where such properties and assets are now owned or leased, or where such business is now conducted. AGS has heretofore delivered to the Buyer true and correct copies of its Articles of Incorporation and Bylaws, each as amended to the date hereof. AGS is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which AGS owns or leases any real property or conducts any business, so as to require such qualification or licensing, except for instances where the failure to so qualify would not materially adversely affect the business or financial condition of AGS. The minute books of AGS contain full and accurate records of all meetings of the Board of Directors thereof, any committee of the Board of Directors and the shareholders thereof, from the date of incorporation through the date of this Agreement, and accurately reflect all transactions passed upon by the Board of Directors, any committees thereof or the shareholders of AGS.

3.2       Capitalization.
          --------------

     (a)  The authorized share capital of AGS consists of 10,000,000 Common
          Shares.

     (b) As of the date of this Agreement, there were 3,956,000 shares of AGS's common stock issued and outstanding, according to AGS's stock records, all of which are owned by the Shareholders of AGS (the "Shareholders") as set forth in Schedule "A". All of the outstanding common stock of AGS are duly authorized, validly issued, and fully paid and non-assessable.

3.3       Subsidiaries.  AGS has no subsidiaries; however, it has a 49% interest
          ------------
in Viper Bite Company, a California General Partnership.

3.4       Stock Options and Other Securities.  There are no options or other
          ----------------------------------
rights to acquire from AGS, and no obligation of AGS to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock of AGS.

3.5       Authority and Approvals.  Subject to obtaining the approval of the
          -----------------------
holders of AGS common stock in accordance with the CGCL, AGS has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the Merger. Except for such shareholder approval, all corporate and other proceedings required to be taken by or on behalf of AGS, including without limitation, all actions required to be taken by the Board of Directors of AGS, to authorize AGS to enter into and carry out this Agreement, to perform the transactions contemplated hereby and to consummate the Merger, have been duly and properly taken. This Agreement has been duly executed and delivered by AGS and is valid and binding upon AGS in accordance with its terms.

3.6       Financial Statements.  The books of account and related records of AGS
          --------------------
in
reasonable detail accurately and fairly reflect, in all material respects, their respective assets, liabilities, capital, equity and transactions. The consolidated financial statements (including the notes thereto) of AGS and its consolidated subsidiaries for the fiscal years ended December 31, 1995 and December 31, 1996 respectively, attached hereto as Schedule "C", are true and correct and fairly present the consolidated financial position of AGS as of said dates and the results of their operations and changes in shareholders' equity and financial position for such fiscal years. Each of the AGS Subsidiaries is included in the consolidated financial statements referred to in Schedule "C".

3.7       Liabilities.  Except as set forth in Schedule "C", there are no
          -----------
material liabilities of AGS other than:

     (a) Liabilities disclosed or provided for in Schedule "C", including the notes to the Balance Sheet;

     (b) Liabilities incurred in the ordinary course of business since December 31, 1996, none of which has been materially adverse to the business, assets, financial condition or results of operations of AGS and none of which is attributable to any period prior to December 31, 1996.

"Liabilities" shall be read in the broadest sense and shall include all liabilities, debts and obligations, whether accrued, absolute or contingent, and whether due or to become due. Nothing has come to the attention of AGS which would cause it to believe that there exist any circumstances, conditions, events or arrangements which may hereafter give rise to Liabilities except in the ordinary and usual course of business.

3.8       Financial Statements.  Upon Closing, AGS shall provide to CGI and the
          --------------------
Company up-to-date Financial Statements which shall include, without limitation, confirmation that AGS will on Closing have not less than $700,000 U.S. of net working capital after paying off all liabilities. AGS' net working capital would include it's pro-rata share of Viper Bite Company's net working capital on the Closing Date.

3.9       No Breach; Governmental Consents.  The execution and delivery of this
          --------------------------------
Agreement and the consummation of the transactions contemplated hereby will not, and with notice or the lapse of time or both would not, result in the breach of any of the terms or conditions of, or constitute a default under, the Articles of Incorporation or Bylaws (or other constituent instruments) of AGS, or any mortgage, bond, indenture, agreement, franchise or other instrument or obligation to which AGS is a party or by which it or it's properties or assets may be bound.

3.10      Tax Matters.  (i) AGS has filed all tax returns, reports and
          -----------
declarations required to be filed for all periods prior to the Closing Date and has not extended any time in which to file any such returns, reports or declarations, (ii) AGS has paid, at the time and in the manner required, all taxes shown to be due on any returns, reports and declarations and is not delinquent in the payment of any estimated taxes, and (iii) no audit or investigation of AGS's liability for any Taxes is pending or in progress, and AGS has not received any notice of, and has no knowledge that, any such audit or investigation will be commenced or is threatened. No deficiency or adjustment in respect to Taxes which has been assessed against AGS remains unpaid, and AGS has no knowledge of any unassessed tax deficiency proposed or threatened, or any tax audits or investigations pending or threatened against AGS. For purposes of this Section, the term "Tax" shall include all federal, state, local, foreign or other governmental income, franchise, gross receipts, property, sales, use, transfer, estimated excise, employment and other taxes of any nature whatsoever including, without limitation all interest, penalties, fines, assessments and deficiencies related thereto.

3.11      Affiliates.  Except as listed in Schedule "D" there are no
          ----------
"affiliates" of AGS, as such term is used for purposes of Rule 145 promulgated under the Securities Act. References to AGS throughout shall include AGS's 49% interest in Viper Bite Company.

3.12      Adverse Developments.  Since December 31, 1996 there has been no (a)
          --------------------
change
in the assets, operations, business, financial condition or capital structure, including without limitation changes in the competitive position, sales or earnings of AGS, or (b) adverse judgment in any lawsuit pending at the date hereof which have had or may have a materially adverse effect on the business or financial condition of AGS. AGS knows of no development of a nature that may have a materially adverse effect on the business or financial condition of AGS.

3.13      Employees.  AGS has advised CGI with respect to each officer of AGS
          ---------
and Viper Bite Company and each employee of AGS and Viper Bite Company receiving a salary, as of the date hereof, all remuneration paid or to be paid during AGS's fiscal year ending December 31, 1996, and all commitments with respect to compensation for the year commencing January 1, 1997 the particulars of which are set out in the attached Schedule "E". AGS covenants that it shall use its best efforts to arrange for Randie Burrell to enter into an agreement to become a full-time employee of the Company on the Effective Date.

3.14      Certain Transactions.  AGS has no officer, director, or consultant
          --------------------
who: (i) owns, directly or indirectly, any interest in (except less than 1% stock holdings for investment purposes in securities of publicly-held and traded companies), or is an officer, director, consultant, agent or employee of, any corporation, firm association or other business entity or organization that is a competitor, lessor, lessee, customer, supplier or distributor of AGS, (ii) owns, directly or indirectly, in whole or in part, any property, invention, permit, licence, or secret or confidential information that AGS is using, or (iii) has any cause of action or other claim whatsoever (other than for indemnification under AGS's Articles of Incorporation or Bylaws or any policy of insurance maintained by AGS or under applicable law, or for compensation, remuneration, fees or business expenses currently due, or under existing employment agreements) against, or owes any amount to, AGS. There are no transactions to which AGS is a party, on the one hand, and any such person is a party as disclosed principal, on the other hand, and any such transactions involving AGS, on the one hand, and any of such person, on the other hand, during the period covered by the financial statements described in Section 3.6 hereof, which are required in accordance with generally accepted accounting principles to be reflected in such financial statements, have been so reflected, and each of such transactions has been effected at prices, interest rates or charges that are substantially the same as those that would have been paid or incurred in similar transactions involving AGS and unaffiliated parties.

3.15      Brokers.  Except for accountants and attorneys acting as such (and not
          -------
as brokers, finders or in other like capacity), all negotiations on behalf of AGS relating to this Agreement and the transactions contemplated hereby have been carried on directly by it with AGS without the intervention of any broker, finder, investment banker or other third party representing AGS. Except as provided in the preceding sentence, neither AGS nor any officers, directors or agents or AGS have engaged or authorized any broker, finder, investment banker or other third party to act on AGS's behalf, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, or have consented to or acquiesced in anyone so acting, and AGS knows of no claim for compensation from AGS for so acting or of any basis for such claim.

3.16      Actions and Proceedings.  There are no actions, suits, claims or
          -----------------------
legal, administrative or arbitration proceedings or investigations pending or, to the best of knowledge of AGS, threatened, against, involving or affecting AGS or any of it's properties, business or assets. There are no outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against, involving or affecting AGS or any of it's properties, business or assets.

3.17      Fairness Opinion.  AGS has obtained a fairness opinion regarding the
          ----------------
proposed Merger in the form attached hereto as Schedule "F".

                                   ARTICLE 4.
                     REPRESENTATIONS AND WARRANTIES OF CGI
                                AND THE COMPANY

          CGI and the Company represent and warrant to AGS and the shareholders of AGS that:

4.1       Organization and Existence.  Both CGI and the Company are corporations
          --------------------------
duly organized, validly existing and in good standing under the laws of their jurisdictions of incorporation, and have all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on their respective businesses as now conducted.

4.2       Capitalization of CGI.  At December 31, 1996, the authorized capital
          ---------------------
stock of CGI consisted of 50,000,000 shares of CGI Common Stock, of which 9,118,536 shares were issued and outstanding, and 825,000 shares were reserved for issuance upon the exercise or conversion of outstanding options, warrants, convertible securities or other similar instruments. Except for an Agreement and Plan of Merger, with Carbite, Inc., a California corporation, dated for reference June 6, 1996, (the "Carbite Merger Agreement") a copy of which is attached as Schedule "FF", no other shares were authorized or reserved for issuance by CGI, and, except with regard to its shares reserved for issuance, CGI had not entered into any agreement, or made any promise or commitment, to issue shares of its Common Stock or options or warrants to purchase its Common Stock or securities convertible into its Common Stock or other similar instruments to any other person. There are no agreements between or among any of CGI's shareholders with respect to the voting of any shares of CGI Common Stock on any matter, or providing for the appointment of any voting trustee, or any similar proxy pooling or shareholders agreement.

4.3       Subsidiaries and Affiliated Entities.  The attached Schedule "G" sets
          ------------------------------------
forth with respect to each corporation, partnership, joint venture or other business entity controlled by CGI or the Company (hereinafter referred to collectively as the "CGI Subsidiaries" and individually as "CGI Subsidiary"),
(i) the name and jurisdiction of incorporation or other organization, (ii) the authorized, issued and outstanding shares of capital stock or other voting interests, (iii) the record and beneficial ownership of such outstanding shares or voting interests, and (iv) each jurisdiction in which it is duly qualified or licensed to do business and is in good standing as a foreign corporation, and, with respect to each other corporation, partnership, joint venture or other business entity of which CGI, the Company, or any CGI Subsidiary owns, in the aggregate, five percent or more of the outstanding shares of any class or other interests, the information described in the foregoing clauses (i) and (ii) and the percentage of records and beneficial ownership of each class of outstanding shares or other interest owned by CGI, the Company and each Subsidiary. As used herein "control" shall mean (i) the ownership of 50 percent or more of the voting securities or other voting interests of such corporation, partnership, joint venture or other business entity or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, joint venture or other business entity, whether through the ownership of voting shares, by contract or otherwise. Schedule "G" lists the charter documents of each CGI Subsidiary, including the Articles of Incorporation and Bylaws (or other constituent instruments), as amended, are in full force and effect. The minute books of each CGI Subsidiary accurately reflect all transactions from inception of each CGI Subsidiary through the date of this Agreement passed upon by the Board of Directors (or similar governing bodies), any committee thereof, or shareholders or other equity owners of such CGI Subsidiary.

4.4       Options, Warrants, Etc.  As of December 31, 1996, except as set forth
          -----------------------
in Schedule "H", there are no outstanding options, warrants, rights, calls, subscriptions, commitments or agreements of any character whatsoever relating to, or calling for the issuance, transfer, sale or other disposition of, or the repurchase or other acquisition of, any shares, issued or unissued, of CGI Common Stock or Company Common Stock, the capital stock or other voting interests of any CGI Subsidiary or securities convertible or exchangeable into or for any of the foregoing (collectively "Rights"), to which CGI or any Subsidiary is a party or by which CGI or any Subsidiary is bound. Schedule "H" sets forth with respect to all employees of CGI or a CGI Subsidiary, and all other persons holding Rights, all Rights currently outstanding, specifying the plan or other arrangement pursuant to which the same were granted, the exercise price, exercise schedule, expiration date and other material terms thereof and any applicable special terms or restrictions of grant.

4.5       Authority for Agreement.  Subject to obtaining the approval of the
          -----------------------
Vancouver Stock Exchange, each of CGI and the Company has obtained the requisite approvals of the boards of directors and shareholders of CGI and the Company, respectively, and each of CGI and the Company has full corporate power and authority to execute and deliver this Agreement, to perform the transactions contemplated hereby and to consummate the Merger. All corporate and other proceedings required to be taken by or on behalf of CGI or the Company, including without limitation, all action required to be taken by the Board of Directors of CGI and the Company, to authorize CGI and the Company to enter into and carry out this Agreement, to perform the transactions contemplated hereby and to consummate the Merger, have been duly and properly taken. This Agreement has been duly executed and delivered by CGI and the Company and is valid and binding upon CGI and the Company in accordance with its terms.

4.6       No Breach:  Governmental Consents.  The execution and delivery of this
          ---------------------------------
Agreement and the consummation of the transactions contemplated hereby will not, and with notice or the lapse of time or both would not (i) result in the breach of any of the terms or conditions of, or constitute a default under, the Articles of Incorporation or Bylaws (or other constituent instruments) of CGI, the Company, or any CGI Subsidiary, or any mortgage, bond, indenture, agreement, franchise or other instrument or obligation to which CGI, the Company, or any CGI Subsidiary is a party or by which any one of them or any of their properties or assets may be bound, (ii) violate any judgment, order, writ, injunction or decree of any court, administrative agency or governmental body, (iii) constitute a violation of CGI, the Company, or any CGI Subsidiary of any law or regulation of any jurisdiction as such law or regulation relates to CGI, the Company, or any CGI Subsidiary or to the securities, property or business of CGI, the Company, or any CGI Subsidiary, or (iv) result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause any impairment of, any license or permit. No consent, approval or authorization of, or declaration or filing on the part of CGI, the Company or any CGI Subsidiary with any federal, state, local or foreign governmental or regulatory authority is required in connection with the valid execution and delivery of this Agreement or the performance by CGI and the Company of any of the transactions contemplated hereby.

4.7       Financial Statements.  The books of account and related records of
          --------------------
CGI, the

Company, and each CGI Subsidiary in reasonable detail accurately and fairly reflect, in all material respects, their respective assets, liabilities, capital, equity and transactions. The consolidated financial statements (including the notes thereto) of CGI and its consolidated subsidiaries for the fiscal year ended December 31, 1995, attached hereto as Schedule "I", are true and correct and fairly present the consolidated financial position of CGI, and the CGI Subsidiaries as of said dates and the results of their operations and changes in shareholders' equity and financial position for such fiscal years. The consolidated financial statements (including the notes thereto) of CGI and the CGI Subsidiaries for the nine-month period ended September 30, 1996, included in Schedule "I" fairly present the consolidated financial position of CGI and the CGI Subsidiaries as of the said date and the results of their operations for such year-to-date period, were prepared in accordance with generally accepted accounting principles, applied on a basis consistent with prior fiscal years and include all adjustments necessary for a fair presentation. All references herein in to the "CGI Balance Sheet" shall be deemed to refer to the CGI balance sheet as of September 30, 1996, contained in the consolidated financial statements of CGI as of and for the period ended on such date and to the related notes thereto; all references herein to the "Balance Sheet Date" shall be deemed to refer to September 30, 1996; and all references herein to the "CGI Statement of Income" shall be deemed to refer to the consolidated statement of income of CGI for the nine-month period ended on the Balance Sheet Date contained in the consolidated financial statements of CGI as of and for the period ended on such date and to the related notes thereto. Each of the CGI Subsidiaries is included in the consolidated financial statements referred to in Schedule "I".

4.8       Liabilities.  Except as set forth in Schedule "I", there are no
          -----------
material liabilities of CGI, the Company, or any CGI Subsidiary other than:

     (a) Liabilities disclosed or provided for in the Balance Sheet, including the notes to such Balance Sheet;

     (b) Liabilities incurred in the ordinary course of business since the Balance Sheet Date, none of which has been materially adverse to the business, assets, financial condition or results of operations of CGI, the Company or a CGI Subsidiary and none of which is attributable to any period prior to the Balance Sheet Date.

"Liabilities" shall be read in the broadest sense and shall include all liabilities, debts and obligations, whether accrued, absolute or contingent, and whether due or to become due. Nothing has come to the attention of CGI, the Company or any CGI Subsidiary which would cause it to believe that there exist any circumstances, conditions, events or arrangements which may hereafter give rise to Liabilities except in the ordinary and usual course of business.

4.9       Tax Matters.  Except as set forth in Schedule "J", (i) CGI and the
          -----------
Company have filed all returns, reports and declarations required to be filed for all periods prior to the Closing Date and CGI and the Company have not extended any time in which to file any such returns, reports or declarations
(ii) CGI and the Company have paid, at the time and in the manner required, all taxes shown to be due on any returns, reports an declarations and CGI and the Company are not delinquent in the payment of any estimated taxes; and (iii) no audit or investigation of CGI's or the Company's liability for any Taxes is pending or in progress, and neither CGI nor the Company has received any notice of, and has no knowledge that, any such audit or investigation will be commenced or is threatened. Except as set forth in Schedule "J", no deficiency or adjustment in respect to Taxes which has been assessed against CGI or the Company remains unpaid, and neither CGI nor the Company has any knowledge of any proposed or threatened assessments, or any tax audits or investigations pending or threatened against CGI or the Company. For purposes of this Section, the term "CGI" or the "Company" shall include all subsidiaries and the affiliated, combined or unitary group of which each such corporation is or was a member and any and all corporations which CGI or the Company owns stock representing at least 50 percent of the total voting power or 50 percent of the value of such corporation. Further, CGI and the Company represent that: (i) prior to the transaction, CGI will be in control of Company within the meaning of Section 368(c) of the Internal Revenue Code; (ii) following the transaction, Company will not issue additional shares of its stock that would result in CGI losing control of Company within the meaning of Section 368(c) of the Internal Revenue Code; (iii) CGI has no plan or intention to reacquire any of its stock issued in the transaction; (iv) CGI has no plan or intention to liquidate Company; to merge Company with and into another corporation; to sell or otherwise dispose of the stock of Company; or to cause Company to sell or otherwise dispose of any of the assets acquired in the transaction, except for dispositions made in the ordinary course of business;
(v) following the transaction, Company will continue the historic business of AGS or use a significant portion of AGS's business assets in a business (vi) CGI, Company, AGS and the shareholders of AGS will pay their respective expenses, if any, incurred in connection with the transaction; and (vii) there is no intercorporate indebtedness existing between CGI and AGS or between Company and AGS that was issued, acquired, or will be settled at a discount.

4.10      Affiliates.  Schedule "K" lists all persons who may be deemed to be
          ----------
"affiliates" of CGI (collectively, the "CGI Affiliates" and individually a "CGI Affiliate"), as such term is used for purposes of Rule 145 promulgated under the Securities Act, and the record and beneficial ownership of all shares of CGI Common Stock beneficially owned by such persons.

4.11      Adverse Developments.  Since the Balance Sheet Date there has been no
          --------------------
(a) change in the assets, operations, business, financial condition or capital structure, including without limitation changes in the competitive position, sales or earnings of CGI, the Company, and the CGI Subsidiaries or (b) adverse judgment in any lawsuit pending at the date hereof which have had or may have a materially adverse effect on the business or financial condition of CGI, the Company, and the CGI Subsidiaries on a consolidated basis. Neither CGI nor the Company knows of any development of a nature that may have a materially adverse effect on the business or financial condition of CGI or of CGI, the Company, and the CGI Subsidiaries taken on a consolidated basis.

4.12      Brokers.  Except for accountants and attorneys acting as such (and not
          -------
as brokers, finders or in other like capacity), all negotiations on behalf of CGI relating to this Agreement and the transactions contemplated hereby have been carried on directly by it with CGI without the intervention of any broker, finder, investment banker or other third party representing CGI. Except as provided in the preceding sentence, neither CGI nor any officers, directors or agents of

CGI have engaged or authorized any broker, finder, investment banker or other third party to act on CGI's behalf, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, or have consented to or acquiesced in anyone so acting, and CGI knows of no claim for compensation from CGI or AGS.

4.13      Actions and Proceedings.  Except as set forth in Schedule "L", there
          -----------------------
are no actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the best knowledge of CGI or any CGI Subsidiary, threatened, against, involving or affecting CGI or any CGI Subsidiary or any of their respective properties or assets. There are no outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against, involving or affecting CGI or any CGI Subsidiary or any of their respective properties or assets.

4.14      Securities Filings.  CGI has timely filed all documents and reports
          ------------------
required to be filed by it with the Vancouver Stock Exchange and the Securities Commission of the Province of British Columbia. Such filings, which have been provided to AGS and upon which AGS has relied in entering into this Agreement, do not contain any material misstatement of fact and do not omit to state any fact necessary to make the statements made therein not misleading.

4.15      Prior Issuances.  All issuances of securities by CGI prior to the date
          ---------------
of this Agreement have been made in full compliance with applicable law. CGI is not aware of any pending litigation, threatened claim, or unasserted possible claim seeking damages or recision as a consequence of any such issuance.

                                  ARTICLE 5.

                           COVENANTS OF THE PARTIES

          AGS, CGI, and the Company agree that:

5.1       Shareholder Approval.  AGS agrees to take appropriate action to call a
          --------------------
shareholders' meeting (the "AGS Shareholders' Meeting") to be held at the earliest practicable date to consider approval of the transactions contemplated by this Agreement. Subject to receiving the fairness opinion described in
Section 6.3(d), AGS's Board of Directors shall recommend that the shareholders approve such transactions and shall use reasonable commercial efforts to secure such approval. CGI, as the sole shareholder of the Company, shall vote its shares of common stock of the Company to approve the Merger.

5.2       Termination.  This Agreement may be terminated, notwithstanding prior
          -----------
approval hereof and of the transactions contemplated hereby by the Boards of Directors of CGI, the Company, and AGS or by the shareholders of AGS or by CGI as the sole shareholder of the Company, (i) by CGI and the Company or by AGS, respectively, if the Closing shall not have occurred on or before April 30, 1997, or any later date to which such date may be extended by agreement of the parties, such termination to be effective five business days after notice by the terminating party or parties to the other party or parties or (ii) by mutual consent of the parties hereto at any time prior to the Effective Time. In the event of any termination pursuant to this Section 5.2, the parties shall be released from all liabilities and obligations arising under this Agreement with respect to matters contemplated by this Agreement, other than for damages to the extent arising from a prior breach of this Agreement.

5.3       Best Efforts.  Subject to the terms and conditions of this Agreement,
          ------------
each party will use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Acquisition as soon as practicable after the satisfaction of the conditions set forth in Article 5 hereof.

5.4       Public Announcements.  The parties will consult with each other before
          --------------------
issuing any press release or making any public statement with respect to this Agreement and the Acquisition, and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation and without the approval of the other.

5.5       Further Assurances.  At and after the Effective Time, the officers and
          ------------------
directors of the Surviving Corporation will be authorized to execute and deliver in the name and on behalf of AGS, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of AGS, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties or assets of AGS acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

5.6       Conduct of Business.  Each party shall conduct its business only in
          -------------------
the ordinary and usual course, and make no change in any respect in any of its business policies or practices without the prior written consent of the other parties.

5.7       Notice of Actions and Proceedings.  Each party shall promptly notify
          ---------------------------------
the other parties of any actions, claims or legal, administrative or arbitration proceedings or investigations threatened or commenced against it, which, if pending on the date hereof, would have been required to be described in a schedule previously delivered pursuant to this Agreement or which otherwise relate to, or affect, its business or assets in any material respect or the consummation of the Merger and the transactions contemplated hereby.

5.8       Satisfaction of Conditions.  Neither AGS, CGI, nor the Company shall
          --------------------------
take or omit to take any action that would result in non-satisfaction of any of the conditions set forth in Article 6 hereof. Each of AGS, CGI, and the Company shall exercise reasonable commercial efforts to cause or facilitate the satisfaction of each condition set forth in Article 6 hereof. Without limiting the generality of the foregoing, except to the extent required by this Agreement or consented to in advance in writing by CGI and AGS, each party to this Agreement shall not: (i) effect any amendment to or change its Articles of Incorporation or Bylaws, (ii) effect any change in its authorized capital stock or the shares of its capital stock reserved for issuance, (iii) issue or sell, or agree to issue or sell, any of its capital stock or effect any subdivision, combination or other recapitalization affecting its capital stock (except for the issuance of shares reserved for issuance under Warrants as set forth in Sections 1.2(a)), (iv) grant or agree to grant any Warrants in addition to those set forth in Section 1.2(a) or amend or agree to amend any Warrants therein set forth or permit the exercise thereof otherwise than in accordance with their terms or as contemplated hereby; (v) declare, pay or set aside any dividends or other distribution or payments on its capital stock, or redeem or repurchase any shares of its capital stock; (vi) incur or assume any Liability, except Liabilities arising in the ordinary and usual course of business; (vii) pay or satisfy any Liability except Liabilities existing on the Balance Sheet Date or Liabilities thereafter incurred in accordance with subsection (vi) hereof, or pay any Liability other than in the ordinary course of business; (vii) grant or modify the terms of any bonus or make any payment to any officer, director, consultant or agent or commit or agree to make or pay the same (other than normal salaries or other periodic payments in effort on the date hereof); or
(viii) make any loans or advances to any officer, director, consultant or agent.

5.9       Registration and Listing of Securities.  CGI shall exercise its best
          --------------------------------------
efforts to obtain the necessary permits, registrations, qualifications, exemptions, listings, and approvals, including, without limitation, a permit under the CGCL, registration or exemption from registration of the issuance of the shares of CGI common stock issued hereunder and the shares underlying the CGI Warrants under the laws of the Province of British Columbia, and the listing of such shares on the Vancouver Stock Exchange, to cause such shares, upon their issuance, to be freely tradeable, without legend or restriction, on the Vancouver Stock Exchange. Following the Effective Time, CGI will make all filings with the Vancouver Stock Exchange, the securities regulatory authorities of the Province of British Columbia, and any other relevant regulatory authorities or otherwise to assure that such shares remain freely tradeable, without legend or restriction, on the Vancouver Stock Exchange.

5.10      Tax Compliance.  All parties to this Agreement intend that this
          --------------
transaction will qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986. Consequently, all parties agree to file all tax returns and filings consistent with this treatment and agree not to take any inconsistent position on any document, report, filing or for any other purpose.

                                   ARTICLE 6.
                            CONDITIONS TO THE MERGER

6.1       Conditions to the Obligations of Each Party.  The obligations of the
          -------------------------------------------
parties to consummate the Merger are subject to the satisfaction of the following conditions at Closing:

     (a) The shareholders of AGS shall have approved and adopted this Agreement and the Merger, by a 95% or more majority vote of the holders of the issued and outstanding stock of AGS, and not more than five percent of the holders of the common stock of AGS shall have exercised dissenters' rights under the CGCL;

     (b) No provision of any applicable law or regulation, and no judgment, injunction, order or decree shall prohibit the consummation of the Acquisition, and no action, suit, proceeding or investigation shall have been instituted and be continuing before a court or before or by any governmental body or agency, or have been threatened, and be unresolved, by any governmental body or agency, to restrain or prevent the consummation of the Merger or the other transactions contemplated hereby, or seeking damages in the event of the consummation of the Merger or the transactions contemplated hereby.

6.2       Conditions to the Obligations of CGI and the Company.  The obligations
          ----------------------------------------------------
of CGI and the Company to consummate the Merger are subject to the satisfaction of the following:

     (a) AGS shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing.

     (b) The representations and warranties of AGS contained in this Agreement pursuant hereto shall be true and correct in all material respects at and as of the Closing as if made at and as of such time.

     (c) The holders of not less than 95% of all AGS common stock entitled to vote thereon shall have approved the Merger at the AGS Shareholders' Meeting.

     (d) CGI shall have received all exchange, state and provincial securities law or "blue sky" permits and other authorizations, including but not limited to the approval of the Vancouver Stock Exchange, necessary to carry out the transactions contemplated hereby. The shares CGI Common Stock to be issued to the shareholders of AGS as of the Closing will be approved for listing on the Vancouver Stock Exchange, will not bear any restrictive legend, and will freely tradeable when issued.

     (e) The California Department of Corporations shall have approved the transactions contemplated by this Agreement after a hearing held pursuant to Section 25142 of the CGCL.

     (f) CGI and AGS shall have received from counsel to AGS: (i) an opinion, acceptable in form and substance to counsel for each of AGS and CGI, that the Merger will qualify as a tax-free reorganization pursuant to section 368(a) of the Internal Revenue Code of 1986, and (ii) an opinion, in a form acceptable to CGI and its solicitors, as to the title of AGS's interest and title to its assets, including without restriction, its 49% interest in Viper Bite Company, and the execution by AGS of this Agreement.

     (g) On the Closing Date, AGS's working capital, including it's pro-rata share of Viper Bite Company and determined without consideration of the effects of the Merger, shall not be less than $700,000 U.S. The net working capital of Viper Bite Company (current assets less current liabilities) including the net working capital allocated to AGS's 49% interest shall not be less than $900,000 Canadian.

     (h) AGS shall have received a certificate, executed by the President of AGS, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(a) through (j) have been satisfied.

     (i) CGI shall have received such other certificates, documents and instruments from or on behalf of AGS as CGI shall reasonably request as being necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement.

     (j) All actions by or in respect of, or filings with, any governmental body, agency or official, whether necessary or required to permit the consummation of the Acquisition so that the Surviving Corporation shall be able to continue to carry on the business of AGS substantially in the manner now conducted shall have been taken, made, or obtained.

     (k) CGI and the Company shall have received, or be satisfied that they will receive, any material consents, approvals, or waivers from third parties required to consummate the Acquisition, or made necessary as a result of the Acquisition.

     (l) No court, arbitrator, or governmental body, agency or official shall have issued any order restraining or prohibiting the effective operation of the business of AGS after the Closing, and no proceeding challenging this Agreement or seeking to prohibit, alter, prevent or materially delay the Acquisition shall have been instituted and be pending.

     (m) Except as permitted by this Agreement, there shall have been no material adverse change in the properties, business, financial or operating condition of AGS.

     (n) CGI and the Company shall have received such other certificates, documents and instruments from or on behalf of AGS as shall reasonably request as being necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement.

     (o) The Company shall have entered into a full-time employment agreement with Randie Burrell on mutually acceptable terms.

6.3       Conditions to the Obligation of AGS.  The obligation of AGS to
          -------------------------------------
consummate the Merger is subject to the satisfaction of the following conditions:

     (a) CGI and the Company shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing.

     (b) The representations and warranties of CGI and the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if made at and as of such time.

     (c) AGS shall have received such other certificates, documents and instruments from or on behalf of CGI and the Company as AGS shall reasonably request as being necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement.

     (d) AGS shall have received an opinion, acceptable in form and substance to each of AGS and CGI, from KPMG, in the form attached as Schedule "F", to the effect that the Merger is fair and reasonable in all material respects to the shareholders of AGS and that (i) the value of the CGI Warrants and (ii) the amounts paid to dissenting shareholders is less than ten percent of the value of the CGI Common Stock issued pursuant to Section 1.2(b) of this Agreement or such other amount as may be agreed.

                                   ARTICLE 7.
                                 MISCELLANEOUS

7.1       Amendment and Waiver.  This Agreement may be amended, modified,
          --------------------
superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by AGS, CGI and the Company. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term, provision, covenant or condition contained herein as a condition to such party's obligation hereunder, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty of this Agreement. Subject to applicable law, this Agreement may be amended upon authorization by the parties hereto before or after the AGS Shareholders' Meeting at any time prior to the Effective Time; provided, however, that, without the vote required by the CGCL, no such amendment effected after the AGS Shareholders' Meeting shall diminish the consideration to be delivered in exchange for AGS common stock as described in
Section 1.2(b) hereof.

7.2       Necessary Acts.  All parties to this Agreement shall perform any and
          --------------
all acts as well as execute any and all documents that reasonably may be necessary or appropriate to fully carry out the provisions and intent of this Agreement.

7.3       Notices.  All notices, requests and other communications to any party
          -------
hereunder shall be in writing (including telecopy or similar writing) and shall be given as follows:

          If to CGI or the Company to:

          Carbite Golf Inc.   Michael Scholz
                              2700 - 700 West Georgia St.
                              Vancouver, B.C.
                              V7Y 1B8

          If to AGS, to: Don MacKay
                              1911 Coast Boulevard
                              Del Mar, California 92014

               and to:   Randie Burrell
                              14221 Arbolitos Drive
                              Poway, California 92064


or to such other address as may be designated by any of the foregoing individuals by written notice given in conformity herewith. Each such notice, request, or other communication shall be effective, if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate confirmation of receipt is received, or, if given by any other means, when delivered at the address specified in this Section.


7.4       Survival of Representations, Warranties and Covenants.  The
          -----------------------------------------------------
representations, warranties, and covenants included or provided herein, or in any schedule or certificate or other document delivered pursuant hereto, shall survive the Closing Date.


7.5       Successors and Assigns.  The provisions of this Agreement shall be
          ----------------------
binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Provided that no assignment of any rights or delegation of any obligations provided for herein may be made by any party hereto without the express prior written consent of the other parties.


7.6       Governing Law.  This Agreement shall be construed in accordance with
          -------------
and governed by the laws of the State of California, without giving effect to the principles of conflict of laws.


7.7       Headings.  The headings of the articles and sections of this Agreement
          --------
have been inserted solely for convenience of reference and shall in no way restrict or modify any of the terms or provisions hereof.


7.8       Gender and Number.  The masculine, feminine, or neuter gender and the
          -----------------
singular or plural number shall each be deemed to include the others whenever the context so indicates.


7.9       Entire Agreement.  This Agreement and the Agreements contemplated by
          ----------------
the Exhibits hereto constitute the entire agreement and supersede all prior agreements and understandings (including any representations and warranties made by any party), both written and oral, among the parties with respect to the subject matter hereof.


7.10      Counterparts.  This Agreement may be signed in any number of
          ------------
counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

7.11      Dissenters' Rights.  CGI agrees that, if the Merger becomes effective,
          ------------------
it will promptly pay to any dissenting shareholders of AGS the amounts, if any, to which they are entitled under the provisions of the CGCL.


          IN WITNESS WHEREOF, the parties have each caused this Agreement to be duly executed on its behalf under its corporate authority, effective as of the day and year first above written.


ADVANCED GOLF SYSTEMS INC.



By:  _________________________        ___________________________
     Don MacKay, President             Randie Burrell, Vice-President



CARBITE GOLF INC.



By:  ___________________________      ___________________________
     Richard Thompson, Chairman        David Nairne, Director



AGS ACQUISITION CORP.



By:  ____________________
     Its President